SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]
Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                       ARMANINO FOODS OF DISTINCTION, INC.
                (Name of Registrant as Specified in Its Charter)

                       ARMANINO FOODS OF DISTINCTION, INC.
                   (Name of Person(s) Filing Proxy Statement)

                       ARMANINO FOODS OF DISTINCTION, INC.
                            30588 San Antonio Street
                           Hayward, California 94544
                                (510) 441-9300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 2000

TO THE SHAREHOLDERS OF ARMANINO FOODS OF DISTINCTION, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Armanino Foods of Distinction, Inc., a Colorado corporation (the "Company"), will be held at the Clarion Hotel, 401 East Millbrae Avenue, Millbrae, California, on Thursday, May 18, 2000, at 9:30 a.m., Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of six (6) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Pritchett, Siler & Hardy, P.C., as the Company's independent auditors;

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the no par value common stock of the Company of record at the close of business on April 14, 2000, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              WILLIAM J. ARMANINO, PRESIDENT
Hayward, California
April 14, 2000

                       ARMANINO FOODS OF DISTINCTION, INC.
                            30588 San Antonio Street
                           Hayward, California 94544
                                 (510) 441-9300

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 2000

                              GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Armanino Foods of Distinction, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Clarion Hotel, 401 East Millbrae Avenue, Millbrae, California, on Thursday, May 18, 2000, at 9:30 a.m., Pacific Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about April 19, 2000.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report on Form 10-K for the year ended December 31, 1999, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's no par value common stock, with each share entitled to one vote. Only shareholders of record at the close of business on April 14, 2000, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 14, 2000, the Company had 1,784,581 shares of its no par value common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's no par value common stock owned beneficially, as of April 14, 2000, by any person, who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director of the Company, Nominee for Director, and Executive Officer and by all Directors, Nominees for Director and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

   Name and Address              Amount and Nature of           Percent
 of Beneficial Owners            Beneficial Ownership           of Class
------------------------         --------------------           --------

William J. Armanino                    368,048  (1)               20.0%
30588 San Antonio Street
Hayward, CA 94544

John J. Micek, III                      49,296  (2)                2.7%
645 High Street
Palo Alto, CA  94301

Tino Barzie                             36,454  (2)                2.0%
10590 Wilshire Boulevard
Los Angeles, CA 90024

David Scatena                           35,945  (3)                2.0%
655 Mariner's Island Blvd.
Suite 304
San Mateo, CA  94404

J. Bryan King                          237,333  (4)               13.2%
301 Commerce, Suite 1600
Fort Worth, TX 76102

Joseph F. Barletta                       5,000  (5)                0.3%
530 Westgate
Napa, CA  94558

Edmond J. Pera                           3,883  (6)                0.2%
30588 San Antonio Street
Hayward, CA  94544

Linda A. Armanino                      368,048  (7)               20.0%
30588 San Antonio Street
Hayward, CA 94544

Pia Zadora                             116,668  (8)                6.5%
c/o Grant & Tani, Inc.
9100 Wilshire Blvd., Suite 100 West
Beverly Hills, CA 90212-3413

All Directors and Executive            735,959                    37.5%
Officers as a Group (7 Persons)

_________________

(1) Includes 136,635 shares held directly by the William J. Armanino Trust, of which Mr. Armanino is trustee; 24,480 shares held by Mr. Armanino as custodian for a minor child; 128,453 shares held the Linda A. Armanino Trust, of which his wife, Linda A. Armanino, is trustee; and 24,480 shares held by Linda A. Armanino as custodian for a minor child. Also includes 34,000 shares underlying stock options held by Mr. Armanino and 20,000 shares underlying options held by Linda A. Armanino, which are exercisable within 60 days.

(2) Includes 35,000 shares underlying stock options exercisable within 60 days.

(3) Includes 945 shares held by the accounting firm of Polly, Scatena, Gekakis & Company of which Mr. Scatena is Managing Partner, and 35,000 shares underlying stock options exercisable within 60 days held by Mr. Scatena.

(4) Represents 4,000 shares held directly, 13,333 shares underlying stock options held by Mr. King exercisable within 60 days, and 220,000 shares of Common Stock held by a limited partnership of which Luther King Capital Management Corporation is the General Partner, and is managed by Luther King Capital Management Corporation and the Directors and Officers of Luther King Capital Management Corporation of which Mr. King is an employee.

(5) Includes 5,000 shares underlying stock options held by Mr. Barletta exercisable within 60 days.

(6) Includes 3,000 shares held directly and 833 shares underlying stock options held by Mr. Pera exercisable within 60 days.

(7) Includes 128,453 shares held directly by the Linda A. Armanino Trust, of which Mrs. Armanino is trustee; 24,480 shares held by Mrs. Armanino as custodian for minor children; 136,635 shares held by the William J. Armanino Trust, of which her husband, William J. Armanino, is trustee; and 24,480 shares held by William J. Armanino as custodian for a minor child. Also includes 20,000 shares underlying stock options held by Mrs. Armanino and 34,000 shares underlying options held by William J. Armanino, which are exercisable within 60 days.

(8) Includes 111,112 shares held directly by The Pia Zadora Living Trust of which Ms. Zadora is trustee and 5,556 shares held by or for the benefit of Saturina Zadora Schipani and Pia Zadora Riklis as Joint Tenants.

                             ELECTION OF DIRECTORS

     The Company's Bylaws have been amended to provide that effective at the Annual Meeting of Shareholders that the Board of Directors will consist of eight members. The Board of Directors recommends the election as Directors of the six (6) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of the six current members of the present Board of Directors has been nominated for re-election. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                        Positions and Offices Held
       Name               Age             and Term as a Director
       ----               ---           --------------------------

William J. Armanino       72     President, Chief Executive Officer and
                                 Chairman of the Board and a Director
                                 since February 1988

John J. Micek, III        47     Director since February 1988

David Scatena             58     Director since February 1988 and Vice
                                 Chairman of the Board since February 1999

Tino Barzie               72     Director since June 1988

J. Bryan King             29     Director since February 1999

Joseph F. Barletta        63     Director since December 1999

     There is currently no family relationship between any Director or Executive Officer of the Company.

     The Company has no Nominating Committee, but does have a Compensation Committee, an Audit Committee and a Strategic Finance Committee.

     The Compensation Committee presently consists of David Scatena, John J. Micek, III and Joseph F. Barletta. The Compensation Committee reviews the compensation arrangements for each of the Company's Executive Officers and makes recommendations to the Board of Directors. During 1999, this committee held six (6) meetings.

     The Audit Committee presently consists of John J. Micek, III and J. Bryan King. The Audit Committee reviews audit plans, reports on material changes in accounting principles and audit reports. During 1999, the Audit Committee met one (1) time with the Company's Executive Officers and independent auditors.

     The Strategic Finance Committee presently consists of John J. Micek, III,
J. Bryan King and David Scatena. The Strategic Finance Committee assists management in developing overall corporate strategies designed to maximize corporate growth and profitability resulting in increased shareholder value, as well as assists in the financial direction of the Company's investments. During 1999, the Strategic Finance Committee held three (3) meetings.

     Set forth below are the names of all directors, nominees for director and executive officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     WILLIAM J. ARMANINO -- PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD. Mr. Armanino has been President, Chief Executive Officer and a Director of the Company since February 1988, and served in these capacities for the Company's wholly owned subsidiary from January 1987, until it was merged into the Company in December 1990. In April of 1990, Mr. Armanino was elected to be Chairman of the Board of Directors of Armanino Foods of

Distinction. From August of 1990 to June 1998, Mr. Armanino also served as Treasurer of the Company. He was also Chief Financial Officer of the Company from September 1989 until March 2000. Since May 1995, he has also served as President, and since March 1996 he has also served as Chief Financial Officer
of AFDI, Inc., a wholly-owned subsidiary of the Company.   From May 1996 to
December 1997, until it was merged into the Company, Mr. Armanino has also served as President and Chief Financial Officer of Alborough, Inc., d/b/a Emilia Romagna. In 1957, he and his father founded G. Armanino & Sons, Inc., and its principal subsidiary, Armanino Farms of California, which developed into an international business specializing in growing, processing and merchandising of fresh frozen and freeze dried herbs, spices and vegetables. In December 1986, most of this business was sold to and became a subsidiary of McCormick & Company, which is publicly-held, but Mr. Armanino remained as the Chairman of the Board of Directors of that subsidiary of McCormick & Company until December 1989. Mr. Armanino also established the business of manufacturing and marketing frozen pasta sauces as part of G. Armanino & Sons, Inc. in 1978. This business was acquired by the Company's subsidiary in January 1987. Mr. Armanino devotes substantially all of his time to the business of the Company.

     JOHN J. MICEK III -- DIRECTOR. Mr. Micek has been a Director of the Company since February 1988. He also served as a director of the Company's wholly owned subsidiary from May 1987 until it was merged into the Company in December 1990, and was a Vice President of the Company from September 1989 to December 1993. From February 1988 to December 31, 1988, he served as General Counsel and Chief Financial Officer for the Company, and served in these capacities for the Company's wholly owned subsidiary from May 1987 to December 31, 1988. From July 1997, Mr. Micek served as Chief Operating Officer for Protozoa, Inc. in San Francisco, California. From April 1994 to February 1997, Mr. Micek was General Counsel for Enova Systems, Inc. in San Francisco, California. From January 1989 to March 1994, Mr. Micek practiced law and served as a consultant to the Company on corporate finance matters. Since September 1998, Mr. Micek has been President of Universal Assurors, Inc., a member company of Universal Group, Inc., a midwest group of insurance companies. He also serves as a Director of Universal Group, Inc. Mr. Micek is also a Director of Burst.com, a publicly-held company, and Pelion Systems, Inc., of Boulder, Colorado. He received a Bachelor of Arts degree in History from the University of Santa Clara in 1974 and a Juris Doctorate from the University of San Francisco School of Law in 1979.

     DAVID SCATENA -- VICE CHAIRMAN OF THE BOARD. Mr. Scatena has been Vice Chairman of the Board since February 1999, and has been a Director of the
Company since February 1988.   He was also a Director of the Company's wholly
owned subsidiary from January 1987, until it was merged into the Company in December 1990. He also served as Treasurer of the Company from February 1988 to January 1989, and of its wholly owned subsidiary from January 1987 to January 1989. From May 1996 to December 1997, until it was merged into the Company, Mr. Scatena also served as a director of Alborough, Inc., d/b/a Emilia Romagna, which is a wholly-owned subsidiary of the Company. He is Managing Partner of Polly, Scatena, Gekakis and Company, a Certified Public Accounting firm in San Mateo, California, where he has practiced as a Certified Public Accountant for over 20 years. Mr. Scatena received a Bachelor of Science Degree from the University of San Francisco in 1964.

     TINO BARZIE -- DIRECTOR. Mr. Barzie has been a Director of the Company and was a Director of its wholly owned subsidiary from June 1988, until it was merged into the Company in December 1990. Mr. Barzie has been involved in the entertainment profession for nearly 50 years. Currently and in addition to the preceding, he is Personal Manager and Producer to Steve Lippia. He is also President of Tin-Bar Amusement Corporation. During his career, Mr. Barzie has been Manager for several entertainers including Tommy Dorsey, Jimmy Dorsey, Jackie Gleason, Pia Zadora, Paul Anka, and Frank Sinatra. Mr. Barzie also played baseball for the Boston Red Sox for several seasons and was co-owner of several Red Sox and Phillies farm teams.

     J. BRYAN KING -- DIRECTOR. Mr. King has been a Director of the Company since February 1999. Since 1993, Mr. King has been an employee of Luther King Capital Management Corporation. Mr. King has served in several private and public investment company roles. His current responsibilities focus primarily on small public company analysis. He is also a Chartered Financial Analyst. Luther King Capital Management Corporation is an investment firm located in Fort Worth, Texas. Mr. King received his A.B. Degree in History from Princeton University in 1993.

     JOSEPH F. BARLETTA -- DIRECTOR. Mr. Barletta has been a Director since December 1999. Mr. Barletta previously served as a Director of the Company from February 1988 until May 1994, and of its wholly owned subsidiary from May 1987 until it was merged into the Company in December 1990. Mr. Barletta is Of Counsel with the law firm of Seyfarth, Shaw, Fairweather & Geraldson in San Francisco, California, and was formerly a partner in the New York office of that firm. He also has a media consulting practice. Prior to this, Mr. Barletta was a chief operating officer or chief executive officer of six different companies in the media industry including TV Guide magazine, San Francisco Newspaper Agency and Thomson Newspapers, Inc. Mr. Barletta serves as a Director of Burst.com, a publicly held company; Lebhar-Friedman, Inc.; and of Systems Integrators, Inc. Mr. Barletta received a Bachelor of Arts Degree from Marietta College in 1959 and a Juris Doctorate from Duquesne University School of Law in 1963.

     EDMOND J. PERA -- SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER. Mr. Pera has been Secretary, Treasurer and Chief Financial Officer of the Company since March 2000. Since 1991, Mr. Pera has been the sole owner of Pera Management Consulting, a consulting firm specializing in start-ups, restructuring and reorganization, finances, etc. The consulting service consists of Mr. Pera being a part-time CEO or CFO of various business; however, he presently only holds one office, that being with the Company.
From 1999 to February 2000, Mr. Pera was a consultant to the Company in the area of finance and shareholder relations. From 1982 to 1991, Mr. Pera was President and CEO of Advanced Communications, which manufactured and marketed electronic mail equipment. From 1975 to 1982, Mr. Pera was employed by Levi Strauss & Company, a leading manufacturer of clothing apparel, where he served in increasingly responsible positions, the latter of which was Division General Manager of Levi's Canada/Latin American division. Mr. Pera received a Bachelor of Science Degree in Commerce from Santa Clara University in Santa Clara, California in 1962. Mr. Pera is 59 years old. Mr. Pera devotes two
(2) days per week to the business of the Company.

     The Company's Board of Directors held eight (8) meetings during the year ended December 31, 1999. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its Committees during the time each such Director was a member of the Board or of any Committee of the Board.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for May 18, 2000. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

     No event occurred during the past five years which is material to an evaluation of the ability or integrity of any Director or person nominated to be Director or Executive Officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain representations, no persons who were either a director, officer, or beneficial owner of more than 10% of the Company's common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except that Joseph F. Barletta, a Director of the Company, filed a Form 3 late.

                                 COMPENSATION

     The following tables set forth information regarding executive compensation for the Company's President and Chief Executive Officer and each other executive officer who received total annual salary and bonus in excess of $100,000 for any of the years ended December 31, 1999, 1998 or 1997.

                                   SUMMARY COMPENSATION TABLE
                                                            LONG TERM COMPENSATION
                                                         ---------------------------
                             ANNUAL COMPENSATION               AWARDS        PAYOUTS
                       ----------------------------      ------------------- -------
                                                                    SECURI-
                                                                    TIES
                                                                    UNDERLY-
                                             OTHER        RE-       ING               ALL
                                             ANNUAL       STRICTED  OPTIONS/          OTHER
NAME AND PRINCIPAL                           COMPEN-      STOCK     SARs     LTIP     COMPEN-
POSITION              YEAR  SALARY    BONUS  SATION       AWARD(S)  (NUMBER) PAYOUTS  SATION
------------------    ----  --------  -----  ------       --------  -------- -------  -------
William J. Armanino,  1999  $179,000 $12,238 $21,839<FN1>   -0-       -0-      -0-    $6,657<FN2>
 President, Chief     1998  $179,000   -0-   $18,631<FN1>   -0-      34,000    -0-    $6,149<FN2>
 Executive Officer    1997  $179,000   -0-   $15,327<FN1>   -0-       -0-      -0-    $5,656<FN2>

Robert P. Kraemer,    1999  $ 46,400   -0-     -0-          -0-       -0-      -0-      -0-
 Chief Operating      1998  $116,520   -0-   $ 8,141<FN4>   -0-      25,000    -0-      -0-
 Officer
 Officer<FN3>

William G. Bump,      1998  $ 56,125   -0-   $ 3,485<FN6>   -0-       2,000    -0-      -0-
 Vice President of    1997  $110,789   -0-   $ 6,016<FN6>   -0-       -0-      -0-      -0-
 Sales and Marketing
 <FN5>

Michael K. Jarrett,   1999  $127,000 $20,320 $13,967<FN8>   -0-      20,000    -0-      -0-
 Senior Vice Presi-
 dent and Director
 Sales and Marketing
 <FN9>
-------------------



                                       7



<FN1>
For 1999, the amount includes $15,029 for automobile expense reimbursement and $6,810 for 75% of Mr. Armanino's club membership reimbursement to him. For 1998, the amount includes $12,556 for automobile reimbursement and $6,075 for 75% of Mr. Armanino's club membership reimbursement to him. For 1997, the amount includes $9,243 for automobile expense reimbursement, and $6,084 for 75% of Mr. Armanino's club membership reimbursed to him.
<FN2>
Represents amounts paid for premiums on a term life insurance policy for Mr. Armanino's benefit.
<FN3>
Mr. Kraemer resigned on August 20, 1998. The salary amount shown includes consulting fees paid to him after that date.
<FN4>  This amount includes $4,868 for automobile expense reimbursement and
$3,273 for temporary housing reimbursement paid to Mr. Kraemer.
<FN5>
Mr. Bump resigned on June 26, 1998.
<FN6>
This amount represents automobile expense reimbursement paid to Mr. Bump.
<FN7>
Mr. Jarrett resigned in March 2000.
<FN8>
This amount represents automobile expense reimbursement paid to Mr. Jarrett.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                      -------------------------------------
                               INDIVIDUAL GRANTS

                       NUMBER OF     PERCENT OF
                       SECURITIES   TOTAL OPTIONS/
                       UNDERLYING   SARS GRANTED     EXERCISE
                      OPTIONS/SARS  TO EMPLOYEES     OR BASE      EXPIRATION
       NAME           GRANTED (#)   IN FISCAL YEAR  PRICE ($/SH)     DATE
       ----           ------------  --------------  ------------  -----------

Michael K. Jarrett       20,000         100%          $3.094        6/1/00


                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                         SECURITIES
                                         UNDERLYING      VALUE OF UNEXER-
                    SHARES               UNEXERCISED     CISED IN-THE
                    ACQUIRED             OPTIONS         MONEY OPTIONS/
                    ON                   SARs AT FY-END  SARs AT FY-END
                    EXERCISE   VALUE     EXERCISABLE/    EXERCISABLE/
     NAME           (NUMBER)   REALIZED  UNEXERCISABLE   UNEXERCISABLE
     ----           --------   --------  --------------  ---------------
William J. Armanino   -0-        -0-     34,000 /0        $-0-  / $-0-
Robert P. Kraemer     -0-        -0-     25,000 /0        $-0-  / $-0-
Michael K. Jarrett    -0-        -0-      5,557 /14,443   $2,256/$5,864

     The Company presently has two Executive Officers: William J. Armanino, President, Chief Executive Officer and Chairman of the Board; and Edmond J.

Pera, Secretary, Treasurer and Chief Financial Officer. The Company has an employment agreement only with Mr. Armanino.

     Effective January 1, 2000, the Company entered into a one (1) year employment agreement with William J. Armanino, which provides for a base salary of $180,000 per year. In addition, Mr. Armanino is entitled to receive a bonus of up to 25% of his base salary providing the Company achieves its Board of Directors approved sales and net income forecasts, as audited. Up to 50% of the maximum bonus may be earned if the sales forecast is achieved, and up to 50% of the maximum bonus may be earned if the net income before taxes and extraordinary items forecast is achieved. Mr. Armanino shall earn no bonus unless the Company achieves positive net income for the applicable year, except at the discretion of the Board of Directors. The Company has also agreed to reimburse Mr. Armanino for 75% of his cost belonging to certain clubs, which he uses for business purposes, and 100% of his expenses relating to an automobile. In the event of his death or disability, or if Mr. Armanino were to resign as a result of a change in control of the Company, he would then be entitled to receive as severance pay a sum equal to twelve (12) months' base salary plus bonus compensation, pro-rated for that portion of the year during which he was employed by the Company. If he were terminated for cause, Mr. Armanino would only be entitled to three months' base salary as severance pay.

     For purposes of this employment agreement, a "change in control" means
(i) consolidation or merger of the company or a subsidiary in which the Company is not the surviving entity or in which there is a change of ownership of more than fifty percent (50%) of the outstanding stock of the Company; (ii) the sale of substantially all of the assets of the Company; or (iii) a change in more than fifty percent (50%) of the directors of the Company. For purposes of this employment agreement, Mr. Armanino will be considered disabled if the is unable to perform his duties thereunder on a full-time basis for a continuous period of three (3) months.

     Edmond J. Pera presently devotes two days per week to the business of the Company. He is currently paid a salary of $56,000 per year, based on 40% of a full time rate of $140,000 per year. In the event that Mr. Pera is requested to increase the number of days he devotes to the Company, his salary will be proportionately increased.

     Effective January 1, 1996, the Company entered into a three year employment agreement with William J. Armanino, which provided for a base salary of $179,000 per year. The Company also reimbursed Mr. Armanino for 75% of his cost of belonging to certain clubs which he uses for business purposes, and 75% of his expenses relating to an automobile. Pursuant to the terms of this employment agreement, the Board of Directors granted Mr. Armanino an additional stock option in March 1996 which was amended in January 1998. This employment agreement ended on December 31, 1998.

     Effective September 15, 1997, the Company entered into a three-year agreement with Robert P. Kraemer, the Company's former Chief Operating Officer which provided for a base salary of $130,000 through March 14, 1998, then increased to $150,000 on March 15, 1998. This employment agreement was mutually terminated on August 20, 1998, in connection with Mr. Kraemer's resignation. Effective August 21, 1998, the Company entered into a Consulting Agreement with Mr. Kraemer. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.")

     Effective August 1996, the Company entered into a three year employment agreement with Robert H. Anderson, the Company's former Chief Operating

Officer, which provided for a base salary of $140,000 through February 28, 1997, then increased to $150,000 per year on March 1, 1997. This employment agreement was mutually terminated on May 31, 1997, in connection with Mr. Anderson's resignation. Effective June 1, 1997, the Company entered into a consulting agreement with Mr. Anderson. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.")

     During 1999, members of the Board of Directors received a fee of $1,000 per meeting attended. Members of Committees of the Board of Directors were entitled to receive a fee of $100 per hour for approved committee meetings. They were also entitled to reimbursement of reasonable travel expenses incurred by them in attending board or committee meetings. Effective in March 1998, members of the Board of Directors receive a fee of $1,000 per meeting attended in person and $100 per hour or fraction thereof for all other meetings attended. This hourly fee will also be paid for time spent in preparation for meetings not attended in person. Members of the committees of the Board of Directors are entitled to receive a fee of $100 per hour or fraction thereof for approved committee meetings. They are also entitled to receive a fee of $50 per hour for travel time and reimbursement of reasonable travel expenses incurred by them in attending board or committee meetings.
The hourly rates will be adjusted annually for inflation, however, no adjustments were made during 1999.

     Except as disclosed below, the Company has no retirement, pension, profit sharing or other plans covering its Officers and Directors.

INCENTIVE COMPENSATION PLANS

     In March 1993, the Board of Directors established a Management Incentive Compensation Plan to provide an incentive to Officers and other senior management personnel who contribute substantially to the financial success of the Company as measured primarily by the achievement of certain profit goals for the year. The plan is to be reviewed and revised annually. In 1997, the Board of Directors established an Employee Incentive Compensation Plan which includes officers of the Company. However, it was not funded due to the fact that the Company did not meet the performance goals established, and no distributions were made under this plan.

     For 1998, the Board of Directors has adopted an Employee Incentive Compensation Plan which will reward all officers and employees of the Company collectively, except for the President and Chief Operating Officer, based on the Company achieving certain revenue and profit targets, and individually based on the accomplishment of specific personal objectives. Under this plan, eligible Executive Officers of the Company will receive cash payments. The maximum cash compensation to be paid to an Executive Officer eligible under the plan will range from 12% to 19% of the individual's annual salary, based on level of responsibility. A maximum of approximately $30,000 in cash will be distributed among Executive Officers of the Company if all corporate and personal performance goals are met, assuming that all the salaries of such persons remain at their current levels and no additional Executive Officers are employed by the Company. To be eligible for awards under the plan, an individual must be employed for at least 90 days. Persons employed for part of a year will receive awards on a pro-rata basis. No distributions were made under this plan.

     During 1999, the Company paid incentive compensation totaling $71,200 to all officers and employees of the Company, collectively, except for the former Senior Vice President and Director of Sales and Marketing, based on the Company achieving certain revenue and profit targets, and individually based on the accomplishment of specific personal objectives. Of this amount, $12,238 was distributed to William J. Armanino, President of the Company, as approved by the Compensation Committee.

     For 1999, the Board also adopted an Incentive Compensation arrangement for the former Senior Vice President and Director of Sales and Marketing achieving certain revenue and profit targets established by the Compensation Committee of the Board. As a result of having met the specific criteria under this arrangement, $20,320 was distributed to Michael K. Jarrett under this arrangement.

     For the year 2000, an Incentive Compensation Plan for officers and employees of the Company is under review. The Company's President and Chief Executive Officer will not be included in this plan. The plan will be based on the Company achieving certain revenue and profit targets based on the forecasts approved by the Board of Directors for the Company's current fiscal year and individually based on the accomplishment of specific personal objectives. Although the specifics of the plan have not been finalized, the Board, in adopting the Company's forecasts for the fiscal year ending December 31, 2000, approved approximately $100,000 to fund this plan. With the exception of the President and Chief Executive Officer who will be compensated, pursuant to the terms of his employment agreement with the Company, incentive compensation, if any, for other officers shall be at the sole discretion of the Board. The President and Chief Executive Officer will approve all other awards.

1993 STOCK OPTION PLAN

     In March 1993, the Board of Directors adopted a Stock Option Plan (the "1993 Plan"). The 1993 Plan was approved by the Company's shareholders in May 1993. The 1993 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees of the Company. Vesting provisions are determined by the Board at the time options are granted. As originally adopted, the total number of shares of Common Stock subject to options under the 1993 Plan was not to exceed 280,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. In December 1994, the Company's Board of Directors adopted an amendment to the 1993 Plan to increase the number of shares subject to options to 500,000, and this amendment was approved by the Company's Shareholders in May 1995. In March 1996, the Board of Directors adopted a further amendment to the 1993 Plan to increase the number of shares subject to options to 650,000, and this amendment was approved by the Company's Shareholders in May 1996. The option price must be satisfied by the payment of cash. The Board of Directors may amend the 1993 Plan at any time, provided that the Board may not amend the 1993 Plan to materially increase the benefits accruing to participants under the 1993 Plan, or materially change the eligible classes of participants without shareholder approval.

     In March 1993, the Board of Directors granted non-qualified stock options to the Directors of the Company who were not employees. All of these options had expired by March 11, 1998.

     In December 1994, the Board of Directors granted non-qualified stock options to purchase 60,000 shares of Common Stock and incentive stock options to purchase 108,000 shares of Common Stock to Officers, Directors and employees of the Company. All of these options are exercisable at $4.625 per share and expire in December 2004.

     Included in the options granted in December 1994 are non-qualified stock options to purchase 5,000 shares each that were granted to John J. Micek III, David Scatena, and Tino Barzie, Directors of the Company, and Robert M. Geller who was then a Director of the Company. Each option vested as to 1/36th of the total number of shares each month commencing May 1, 1995, and are now fully vested.

     Also included in the options granted in December 1994 are non-qualified stock options to purchase 20,000 shares each that were granted to William J. Armanino, an Officer and Director of the Company, and Linda A. Armanino, who was at that time an Officer and Director of the Company, and incentive stock options to purchase 20,000 shares each that were granted to Deborah Armanino-LeBlanc, and Anthony J. Scafine, who were then Officers of the Company. Options as to 10,000 shares each vested as to 1/36th of the total number of shares each month commencing January 1, 1995. Options as to the remaining 10,000 shares were to vest once the Company has two consecutive quarters in which the Company had net income after taxes of at least $250,000. This had occurred as of January 1, 1996. In July 1995, Mr. Scafine agreed to the reduction of his 10,000 options which vest when the Company had two consecutive quarters of net income after taxes of $250,000 to 2,000 shares, and to a reduction of the number of shares covered by his other option from 10,000 shares to 6,000.

     On March 9, 1995, the Board of Directors granted non-qualified stock options to purchase 55,000 shares of common stock to Steven Gonzales, a consultant to the Company, in connection with the Company's new Italian quick service restaurant concept. During 1996, these options expired as a result of the termination of Mr. Gonzales' consulting agreement.

     On July 28, 1995, the Board of Directors granted two non-qualified stock options each to Henry W. Poett, III and Soren Svenningsen, who were then Directors of the Company. Each of these persons received one option to purchase up to 20,000 shares of Common Stock at $7.50 per share and one option to purchase up to 5,000 shares at $10.00 per share. These options were cancelled as of January 29, 1998.

     On December 8, 1995, the Board of Directors granted an incentive stock option to William G. Bump, who was the Company's former Vice President of Sales and Marketing, to purchase 20,000 shares of Common Stock at $10.15 per share. This option was repriced in January 1998 but expired as a result of Mr. Bump's subsequent resignation.

     On March 14, 1996, the Company granted a non-qualified stock option to William J. Armanino, an Officer and Director of the Company, to purchase up to 30,000 shares of the Company's Common Stock at $9.35 per share. The option was immediately exercisable as to 6,000 shares. The remainder of the option was to vest in 8,000 share increments after December 31, 1996, December 31, 1997, and December 31, 1998, in the event that the Compensation Committee of the Board of Directors determined that the Company's return on equity for the year preceding such date is greater than or equal to the return on equity projected in the budget approved by the Board of Directors for such year. The option will expire on March 14, 2001. During 1996 and 1997, the predetermined level of profitability was not achieved and the option was forfeited as to 16,000 shares. On January 29, 1998, the Board amended the vesting provision of the existing Stock Option to remove the vesting condition which requires the Company to attain a certain rate of return on the Company's equity and, instead, the 8,000 shares remaining eligible for vesting became vested on December 31, 1998. In addition, the option was re-priced to $5.075 per share.

     In May 1996, the Board of Directors granted an incentive stock option to Donato De Marchi, a former employee of the Company, to purchase 20,000 shares of Common Stock at $10.50 per share. As a result of Mr. De Marchi no longer being employed by the Company, the option expired.

     In December 1996, the Board of Directors granted an incentive stock option to Robert H. Anderson, who was then Vice President and Chief Operating Officer, to purchase 30,000 shares of Common Stock at $8.675 per share. This option expired as a result of Mr. Anderson's resignation and execution of a mutual release agreement with the Company.

     On March 22, 1997, the Board of Directors granted a Non-Statutory Stock Option to James Baker, a former consultant to the Company to purchase 14,400 shares of Common Stock at $5.475 per share. The option was to have vested 1,200 shares per month commencing March 22, 1997, however the vesting provisions were to cease effective as of the Consultant's last day of engagement with the Company. On July 22, 1997, Mr Baker's services were terminated and 8,400 shares expired under this option.

     On September 25, 1997, the Board of Directors granted a Stock Option to Robert P. Kraemer, who was then Chief Operating Officer, to purchase 20,000 shares of Common Stock at $6.70 per share, with certain vesting provisions. This option was amended on January 29, 1998, by the Board of Directors at which time it was re-priced to $5.075 per share. On August 17, 1998, the Board amended and restated this option incorporating the options granted on January 29 and March 26, 1998 (discussed below). The Amended and Restated option became effective August 20, 1998, and provides that Mr. Kraemer may purchase up to an aggregate of 25,000 shares of the par value common stock for an exercise price of $5.075 per share. This option will vest as follows: up to 12,500 shares of the Restated Option may be purchased immediately, and up to 12,500 shares of the Restated Option may be purchased on or after August 15, 1999, provided, however, that upon a "change in control" of the Company, all of the Restated Option may be exercised by the Mr. Kraemer.

     On January 29, 1998 the Board of Directors granted non-statutory options to purchase 172,000 shares of Common Stock and incentive stock options to purchase 52,040 shares of Common Stock to Officers, Directors and employees of the Company.

     Included in the options granted in January 1998 are non-statutory options to purchase Common Stock, as follows:

     (a) 20,000 shares each, were granted to John J. Micek III, David Scatena and Tino Barzi, Directors of the Company, and Robert M. Geller who was then a Director of the Company. Each option vested 10,000 shares as of the date of grant and 10,000 shares on December 31, 1998. These options were granted in exchange for the surrender and cancellation of an existing stock option covering 20,000 shares each.

     (b) 10,000 shares each, were granted to John J. Micek III, David Scatena and Tino Barzi, Directors of the Company, and Robert M. Geller, who was then a Director of the Company. Each option vested on or prior to March 11, 1998. These options were granted in exchange for the surrender and cancellation of or the expiration of an existing stock option covering 10,000 shares each.

     (c) 25,000 shares each, were granted to Henry W. Poett, III and Soren Svenningsen, who were then Directors of the Company. Each option vested as to 20,000 shares as of date of grant and 5,000 shares on December 31, 1998.
These options were granted in exchange for the surrender and cancellation of existing stock options covering 25,000 shares each.

     All of the above options are exercisable at $5.075 per share and expire April 30, 2005.

     Also included in the options granted January 29, 1998 are incentive stock options to Officers and a Director of the Company as follows:

     (a) 8,000 shares were granted to Robert P. Kraemer, who was then Chief Operating Officer. Option was to vest as to 4,000 shares each on January 28, 1999 and 2000. This option was amended and incorporated into the Amended and Restated Option granted by the Board of Directors on August 17, 1998.

     (b) 2,000 shares each were granted to Deborah Armanino-LeBlanc, who was then an Officer and Director of the Company, William G. Bump, who was then an Officer of the Company, and Alexandria Breitman, who subsequently served as an Officer of the Company. Each option vests as to 1,000 shares each on January 28, 1999 and 2000.

     The above options are exercisable at $5.075 per share and expire January 28, 2008.

     On March 26, 1998, the Board of Directors granted non-statutory options to purchase 1,000 shares of Common Stock and incentive stock options to purchase 10,430 shares of Common Stock to a consultant and an employee of the Company. All of the options are exercisable at $5.70 per share and expire on March 25, 2008.

     Included in the options granted in March 1998 is a non-statutory option to purchase 1,000 shares of Common Stock to Paul Irwin, who was then a consultant to the Company. The option vested in full on March 25, 1999.

     Also included in the options granted in March 1998 was a stock option to purchase 10,000 shares of Common Stock to Robert P. Kraemer, who was then Chief Operating Officer. This option was amended and incorporated into the Amended and Restated Option granted by the Board of Directors on August 17, 1998.

     On October 16, 1998, the Board of Directors granted an Incentive Stock Option to purchase 1,600 shares to an employee of the Company. This option is exercisable at $4.297 per share and will expire on October 15, 2008.

     On February 4, 1999, the Board of Directors granted an Incentive Stock Option to purchase 20,000 shares of no par value common stock for an exercise price of $3.094 per share to Michael K. Jarrett, who was then Senior Vice President and Director of Sales and Marketing. This option was to vest one-sixth the total number on August 4, 1999 and an additional one-thirty sixth of the total number of shares under this option for each additional month on or after September 4, 1999. As a result of Mr. Jarrett's resignation from the Company, on March 1, 2000, the Board approved an extension of his option in order to allow Mr. Jarret to exercise the portion of the option vested as of his last day of employment for ninety (90) days. This option will expire June 1, 2000.

     On January 19, 2000, the Board of Directors granted non-statutory stock options to purchase 30,000 shares each of Common Stock of the Company to J. Bryan King and Joseph Barletta, Directors of the Company. The options will vest as to 1/36th of the total number of shares under the option each month, commencing the date each respective Director was first appointed to the Board. These options are exercisable at $5.075 per share and expire on April 30, 2005.

     On March 1, 2000, the Board approved a non-statutory stock option to purchase 10,000 shares of Common Stock to Edmond J. Pera, a former consultant to and currently Treasurer and Chief Financial Officer of the Company. The option will vest as to 1/36 of the total number of shares under the option each month commencing April 1, 2000. This option is exercisable at $5.72 per share and expires February 28, 2010.

401(k) PLAN

     The Company also maintains a 401(k) employee retirement and savings program (the "401(k) Plan") for its employees. Under the 401(k) Plan, an employee may contribute up to 15% of his or her gross annual earnings, subject to a statutory maximum, for investment in one or more funds identified under the plan. During 1999, the Company made matching contributions totaling $9,967 under the 401(k) Plan.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Board of Directors of the Company is of the opinion that, even though the transactions described below were not the result of arms'-length negotiations, the terms of these transactions were at least as favorable to the Company as could have been obtained from an unaffiliated party. All ongoing and future transactions with affiliates will be on terms no less favorable than those which could be obtained from unaffiliated parties.

     Polly, Scatena, Gekakis and Company, a certified public accounting firm of which David Scatena, a Director of the Company, is managing partner, was paid for accounting and other services provided to the Company in the amount of $24,756 for the year ended December 31, 1999.

     Effective June 1, 1997, Robert H. Anderson, a former Chief Operating Officer of the Company, entered into a Consulting Agreement with the Company whereby Mr. Anderson agreed to serve as a consultant to provide advice and counse1 regarding the Company's business matters when requested by the Company for $117,000, payable in three (3) installments of $39,000 each, on each July 1, 1997, October 1, 1997 and January 2, 1998.

     Effective August 21, 1998, Robert P. Kraemer, a former Chief Operating Officer of the Company, entered into a Consulting Agreement with the Company whereby Mr. Kraemer agreed to serve as a Consultant to provide advice and counsel regarding the Company's business matters when requested by the Company, payable in twelve (12) equal monthly installments of $5,800 commencing September 21, 1998 and terminating August 20, 1999.

     Deborah J. Armanino-LeBlanc, the daughter of William J. Armanino, is currently employed by the Company in the capacity of Director of Sales. Ms. Armanino-LeBlanc received total compensation of $85,664 for the year ended December 31, 1999, as Vice-President of Production Operations of the Company. She was also a Director of the Company during 1999.

     Robert W. Armanino, the son of William J. Armanino, is employed by the Company in the capacity of Western Regional Sales Manager. Mr. Robert Armanino received total compensation in the amountof $66,842, of which $61,048 was salary and $5,794 was for automobile reimbursement during 1999.

     Linda A. Armanino, the wife of William J. Armanino, is employed by the Company in the capacity of Senior Administrative Manager. Mrs. Armanino received total compensation of $74,407 for the year ended December 31, 1999. She devotes a minimum of 30 hours per week to the Company.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Pritchett, Siler & Hardy, P.C. (formerly Peterson, Siler & Stevenson, P.C.), audited the financial statements of the Company for the year ended December 31, 1999, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of Pritchett, Siler & Hardy, P.C., the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Pritchett, Siler & Hardy, P.C., will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

                DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                FOR THE ANNUAL MEETING TO BE HELD IN MAY 2001

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in May 2001 must be received at the offices of the Company, 30588 San Antonio Street, Hayward, California 94544, no later than December 16, 2000, in order to be included in the Company's proxy statement and proxy relating to that meeting.

     Shareholders intending to bring any business before the Annual Meeting of Shareholders to be held in May 2001 that is not to be included in the Company's proxy statement and proxy related to that meeting must notify the Company, in writing, prior to February 28, 2001, of the business to be presented. Any such notices received after said date will be considered untimely under Rule 14a(c)(1) under the Securities Exchange Act of 1934, as amended.


                                    WILLIAM J. ARMANINO, PRESIDENT

Hayward, California
April 14, 2000

P R O X Y
                     ARMANINO FOODS OF DISTINCTION, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William J. Armanino with the power to appoint a substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of Armanino Foods of Distinction, Inc. held of record by the undersigned on April 14, 2000, at the Annual Meeting of Shareholders to be held on May 18, 2000, or any adjournment thereof.

    1.   Election of Directors:

         [ ] FOR all nominees listed below (except as marked to the contrary) [ ] WITHHOLD authority to vote for all the nominees listed below:

            William J. Armanino
            John J. Micek, III
            David Scatena
            Tino Barzie
            J. Bryan King
            Joseph F. Barletta

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Pritchett, Siler & Hardy, P.C., as the Company's independent auditors.

          [  ]  FOR     [   ]   AGAINST     [   ]   ABSTAIN

     3. To transact such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Dated:  _____________, 2000.
                                  _________________________________________

                                  _________________________________________
                                       Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARMANINO FOODS OF DISTINCTION, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.